AMENDMENT TO

SECOND AMENDED AND RESTATED BYLAWS

OF

PRICESMART, INC.

This Amendment (this “Amendment”) to the Second Amended and Restated Bylaws (the “Bylaws”) of PriceSmart, Inc., a Delaware corporation (the “Corporation”), is effective as of December 8, 2022 and is made pursuant to Article X of the Bylaws.

1.	Section 5 of Article II of the Bylaws is hereby amended by deleting Section 5 of Article II of the Bylaws in its entirety and replacing it with the following:

“SECTION 5. VOTING. When a quorum is present or represented at any meeting, the vote of the holders of a majority of the voting power of the shares of the Company present in person or represented by proxy and entitled to vote on the subject matter shall decide any question brought before such meeting, unless the question is one upon which, by express provision of applicable law, of the rules or regulations of any stock exchange applicable to the Company, of any regulation applicable to the Company or its securities, of the Certificate of Incorporation or of these Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question. Notwithstanding anything to the contrary in these Bylaws and subject to the Certificate of Incorporation, all elections of directors shall be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.  Each stockholder of the Corporation shall be entitled to one vote in person or by proxy for each share of stock of the Corporation held by such stockholder and registered in such stockholder’s name on the books of the Corporation on the date fixed as the record date for the determination of stockholders entitled to vote at such meeting. Such votes may be cast in person or by proxy but no proxy shall be voted on or after three years from its date, unless such proxy provides for a longer period. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in his discretion, may require that any votes cast at such meeting shall be cast by written ballot.”

2.

Except as set forth in this Amendment, no terms or conditions of the Bylaws have changed.  In the event of any inconsistencies between the terms of this Amendment and the Bylaws, the terms of this Amendment shall prevail.

By: /s/ Francisco Velasco

Name: Francisco Velasco

Title: Secretary